Exhibit 10.21 – Consulting Agreement

January ___, 2011

Mr. Peng Cheng Chen,
Asia Cork, Inc.
Chief Executive Officer
3rd Floor A Tower of Chuang Xin Information Building
No. 72, Second Keji Rd.
Hi-tech Zone
Xian, China

Re: Financial Advisory Agreement:

Dear Mr. Chen,

This letter agreement confirms the engagement of Global Arena Capital Corp., a FINRA member (“GAC”), as the exclusive financial advisor to Asia Cork, Inc. (the “Company”) for a period of twenty-four (24) months commencing on the date hereof.  In this regard the parties hereto have agreed to the following terms and conditions:

1.
Engagement.  The Company hereby engages and retains GAC as the exclusive financial advisor for and on behalf of the Company to perform the services set forth in Section 2.  GAC hereby accepts this engagement on the terms and conditions set forth in this letter agreement.

2.	Services to be Rendered.

a.
General.  In connection with its engagement pursuant to this letter agreement, for the term of this letter agreement as set forth in Section 6, GAC shall be the Company’s exclusive investment banker and financial advisor and shall as requested from time to time by the Company, provide financial advisory services to the Company pertaining to the Company’s business affairs.

b.
Transactions.  GAC will assist the Company in developing, studying and evaluating financing plans, strategic and financial alternatives, follow up investments, debt financings, mergers, acquisitions, divestitures, consolidations, reorganizations, business combinations or other business transactions, which do not have the exclusive goal of operating efficiencies (each a “Transaction”).

c.
Advisory Role.  GAC agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other materials and documents as shall be necessary, in the reasonable opinion of GAC.  Such availability will be subject to reasonable advance notice and mutually convenient scheduling.  Nothing contained herein shall be deemed or construed as an agreement by GAC to issue any fairness opinion or similar document with respect to any such Transaction.  In the event that the Company desires GAC to issue a fairness opinion or similar document, the parties shall negotiate the terms of a separate agreement with respect thereto.

3.	Compensation.

a.
Annual Fees.  The Company shall pay to GAC an annual fee of sixty thousand dollars ($60,000) for the services described in this letter agreement.  The Company shall pay the annual fee upon the closing of the Company’s registered offering of securities pursuant to the registration statement on Form S-1, No. 333-164893.

b.
Transaction Fees.  Except as set forth in the next sentence, in the event that during the term of this letter agreement, the Company or any of its affiliates consummates a Transaction or consummates a Transaction within eighteen (18) months after the termination of this letter agreement with a person or entity to whom the Company was introduced through GAC during the term of this letter agreement, the Company shall pay to GAC on the date of the consummation of such Transaction, a fee of five percent (5%) of the Legal Consideration (defined below) paid with respect to such Transaction.  In the event, that the Company delivers written notice to GAC that with respect to any such Transaction, it declines GAC’s financial advisory services, the Company shall pay to GAC, on the date of the consummation of such Transaction a fee of two percent (2%) of the Legal Consideration paid with respect to such Transaction (a “Breakaway Fee”).

c.
Payment.  The company shall pay all annual fees in immediately available funds.  The Company shall pay all Transaction fees and Breakaway Fees as follows: (i) to the extent that the consideration to the Company in such Transaction is cash or non-security assets, the Company shall pay the appropriate Transaction fee or Breakaway Fee in immediately available funds; and (ii) to the extent that the consideration to the Company in such Transaction is not cash or non-security assets, the Company shall pay the appropriate Transaction fee or Breakaway Fee in freely tradable common stock of the Company.

d.
Legal Consideration.  For the purpose of this letter agreement, the term “Legal Consideration” shall mean the total value of all property (real or personal), cash, securities or other benefits received or receivable by the Company or its officers, directors or shareholders, including without limitation the aggregate of all amounts payable pursuant to all warrants, options, stock appreciation rights, convertible or straight securities, stock purchase rights, whether or not vested, or pursuant to any employment agreements, consulting agreements, debt assumed, covenants not to compete, earn-out or contingent payment rights, or other similar agreements, arrangements or understandings.  Property shall be valued at the fair market value thereof as agreed to by the parties hereto or if the parties are unable to agree, as determined by a mutually acceptable independent appraiser, the cost of which shall be borne by the Company.  Securities which are publicly traded shall be valued at the closing price of such securities as reported on a national exchange or NASDAQ if so listed or quoted or if not so listed or quoted, the average of the closing bid and ask prices, as reported by NASDAQ or any other exchange or market, in either event for the last day prior to the closing date of the applicable Transaction; if the securities are not so listed or quoted, the securities shall be valued in the same manner as property described above.  All debt instruments or evidences thereof and all amounts payable to shareholders pursuant to all employment agreements, consulting agreements covenants not to compete, earn-out or contingent payment rights or other similar agreements, arrangements or understanding shall be valued at the aggregate amount payable thereunder, whether such payments are absolute or contingent and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

4.           Best Efforts.  GAC agrees to devote such time and effort as is reasonable and adequate to render the services contemplated by this letter agreement.  GAC does not guarantee results on behalf of the Company.  The Company agrees and acknowledges that GAC will act as an advisor only and that GAC can not and does not guarantee results on behalf of the Company.

5.           Information.  The Company shall furnish GAC such information as GAC reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the "Information"). The Company understands and agrees that GAC, in performing its services hereunder, will use and rely upon the Information and GAC shall not assume responsibility for independent verification of any Information, whether publicly available or otherwise furnished to it.

6.           Term of Engagement.  This letter agreement’s initial term shall terminate on the date which is one (1) year from the date hereof.  Thereafter, this letter agreement’s term may be renewed for additional one (1) year time periods upon the mutual written consent of both parties hereto.  For any such renewal term, the annual fee shall be due upon the date of renewal.

7.           Governing Law; Jurisdiction; Forum. The validity, interpretation, and performance of this letter agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The parties hereby agrees that any action, proceeding or claim arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon either party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon such party in any action, proceeding or claim.

8.           Notices.  All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, or (c) delivery by hand to the recipient's address set forth below:

(a)          If to the Company:

Asia Cork Inc.
c/o The Corporation Trust Company
Corporation Trust Center 1209 Orange Street
Wilmington, DE
19801
Fax:
Attention: Peng Cheng Chen

(b)          If to GAC, to:

Global Arena Capital Corp.
708 Third Avenue
New York, NY 10017
Fax:
Attention: Averell Satloff

9.           Indemnification.  The Company agrees to indemnify GAC and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, joint or several, related to or arising out of  any Transaction, or the engagement of GAC pursuant to, and the performance by GAC of the services contemplated by, this letter agreement and will reimburse any  and all Indemnified Party for all reasonable expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.  If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GAC, on the other hand; provided, however, that, in no event shall any Indemnified Party be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GAC under this letter agreement.  The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not GAC or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

10.         Expenses.  In addition to the compensation set forth in Section 3 above, the Company agrees to reimburse GAC, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GAC in connection with its activities under this letter agreement.  These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GAC in fulfilling its duties under this letter agreement.

11.         No Fiduciary Relationship.  The Company acknowledges and agrees that: (i) this letter agreement is an arm’s-length commercial transaction between the Company and GAC; (ii) in connection therewith and with the process leading to any subsequent transaction as referred to hereunder including any offering of securities of the Company, GAC is not acting as a fiduciary of the Company; (iii) GAC has not assumed any fiduciary responsibility in favor of the Company or any subscriber or investor with respect to any securities offering contemplated hereby or the process leading thereto, including any negotiation related to the pricing of any securities; and (iv) the Company has consulted its own legal and financial advisors to the extent it has deemed appropriate in connection with this letter agreement.

12.         Miscellaneous.

(a)	No Obligation. Nothing in this Agreement is intended to obligate or commit GAC to provide any services other than as set out above.

(b)	Counterparts. This letter agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument.

(c)
Entire Agreement; Amendment.  This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.  For the purposes of this Section 12(c), an email shall not constitute such a writing.

(d)	Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and GAC.

(e)
Severability.  In the event that any provision of this letter agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this letter agreement.

(f)
No Waiver.  No action taken pursuant to this letter agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this letter agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(g)
No Presumption Against the Scrivener.  The parties agree that no negative or adverse inference or construction shall be drawn against the party who or whose attorney drafted this contract, or as a result of the content of any provision herein having been changed from its prior form, or the fact that any other provision was intentionally omitted or deleted herefrom.

[Signature Page to Follow]

If you are in agreement with the foregoing, please sign and return the attached copy of this letter agreement, whereupon this letter agreement shall become effective as of the date hereof.

Sincerely,
Global Arena Capital Corp.

By:
Name:
Title:

AGREED AND ACCEPTED:

Asia Cork, Inc.

By:
Name:
Title: